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                                                                    EXHIBIT 11.1

                                 STEELCASE INC.

    STATEMENT REGARDING COMPUTATION OF UNAUDITED PRO FORMA NET INCOME (LOSS)
                           PER SHARE OF COMMON STOCK
                        (IN MILLIONS, EXCEPT SHARE DATA)

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                                                                     NINE MONTHS
                                                        YEAR ENDED      ENDED
                                                       FEBRUARY 28,  NOVEMBER 28,
                                                           1997          1997
                                                       ------------  ------------
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Net Income...........................................  $      27.7   $     163.3
Pro forma adjustments:
 Retained earnings reduction for conversion of Exist-
  ing Preferred Stock................................       (383.2)
 Net income reduction for Employee Stock Grant.......                       (2.1)
                                                       -----------   -----------
Net income (loss) attributable to holders of Common
 Stock...............................................  $    (355.5)  $     161.2
                                                       ===========   ===========
Net income (loss) per share of Common Stock..........  $     (2.25)  $      1.02
                                                       ===========   ===========
Weighted average shares of Common Stock outstanding..        158.1         158.3
                                                       ===========   ===========
Weighted average shares of Common Stock outstanding:
 Weighted average shares of Existing Common Stock
  outstanding........................................      200,906       201,150
 Additional shares resulting from Stock Split........  140,433,294   140,603,850
 Additional shares resulting from conversion of Ex-
  isting Preferred Stock.............................   17,120,400    17,120,400
 Cheap Stock:
  Employee Stock Grant...............................      150,000       150,000
  Employee Stock Option Grant........................      225,000       225,000
                                                       -----------   -----------
Weighted average shares of Common Stock outstanding..  158,129,600   158,300,400
                                                       ===========   ===========
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